Exhibit 3.9

CERTIFICATE OF FORMATION

OF

ATM NATIONAL, LLC

This Certificate of Formation, dated December 9, 2005, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to fom1 a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is “ATM National, LLC”.

2. Registered Office. The address of the registered office required to be maintained by Section 18-I 04 of the Act is

Corporation Trust Center 1209

Orange Street Wilmington,

Delaware 1980I

3. Registered Agent. The name and address of the registered agent for service of process required to be maintained by Section 18-.f 04 of the Act is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

4. Effective Time. The effective time of formation of the Company is the time of filing of this Certificate of Formation.

EXECUTED as of the date first set forth above.

By:	/s/ Michael E. Keller
Michael E. Keller
Authorized Person